Exhibit 11
                      Computation of Per Share earnings











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                     Lannett Company, Inc and Subsidiary

            STATEMENT RE COMPUTATION OF PER SHARE (LOSS) EARNINGS
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

                                      Year ended June 30
                                    1998               1998             1997           1997
                                    ----------------------------------------------------------
                                    Net Income        Shares         Net Income       Shares
Basic earnings per share factors    $1,025,722        5,206,128      $(789,340)      5,206,128

Effect of potentially dilutive
option plans and debentures:

 Interest on debentures             $  182,500

 Conversion on debentures                            10,144,000

Employee stock options                                   48,000
                                    ----------------------------------------------------------


Diluted earnings per share factors  $1,208,222       15,398,128      $(789,340)      5,206,128
                                    ----------       ----------      ---------       ---------

Basic earnings per share            $     0.20                       $   (0.15)

Diluted earnings per share          $     0.08                       $   (0.15)
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